UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/15/2008

Speedemissions, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-49688

Florida	33-0961488
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1015 Tyrone Road
Suite 220
Tyrone, GA 30290
(Address of principal executive offices, including zip code)

770-306-7667
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

In the fourth quarter of 2007, Speedemissions, Inc. (the "Company") announced its intention to open 13 new vehicle emissions testing and safety inspection stations within Sears Auto Centers in the Dallas-Ft. Worth, Texas trade area. The Company has opened 12 of the stores.

Based on the Company's analysis of initial test volumes for the first six months of 2008 across all of these new stores, the Company identified 8 stores it believes will not generate enough test volume over time to produce a reasonable expectation of positive cash flow. On July 15, 2008, the Company committed to closing 8 of the 12 vehicle emissions testing and safety inspection facilities in the Greater Dallas-Ft. Worth area by the end of the month as part of its initiative to improve financial performance. These facilities were all opened within the last 8 months. The Company also decided not to open the 13th store.

The Company expects to reposition most of its equipment used at these locations to existing Company stores in other markets and no asset impairment charge is expected. The Company will return approximately $120,000 worth of equipment to the equipment manufacturer. The total cost of repositioning and returning the equipment, severance, reimbursements to Sears Auto Centers for the cost of the initial site preparation and other costs is expected to be less than $100,000.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Speedemissions, Inc.

Date: July 18, 2008	By:	/s/ Michael S. Shanahan
Michael S. Shanahan
Chief Financial Officer